Exhibit 99.1
FOR IMMEDIATE RELEASE
1:00 p.m. PDT
03.26.2007
Trubion Pharmaceuticals, Inc. Reports Fourth Quarter and Year-Ended 2006 Financial Results and
Provides 2007 Financial Outlook
SEATTLE, March 26, 2007 — Trubion Pharmaceuticals, Inc. (Nasdaq: TRBN), a biopharmaceutical company developing treatments for autoimmune disease and cancer, today announced financial results for its fourth quarter and year-ended December 31, 2006, as well as 2007 financial guidance.
Fourth Quarter and Year 2006 Financial Results
Revenue for the fourth quarter of 2006 was $6.4 million compared to $222,000 for the fourth quarter of 2005. Revenue for the year-ended December 31, 2006 was $36.5 million compared to $349,000 for the year-ended December 31, 2005. Revenue in 2006 was earned through the company’s strategic collaboration with Wyeth and consisted of collaborative research funding, amortization of the upfront fee of $40 million received in January 2006 and a milestone payment.
Total operating expenses for the fourth quarter of 2006 were $12.2 million compared to $5.9 million for the fourth quarter of 2005. Total operating expenses for the year-ended December 31, 2006 were $42.8 million compared to $19.4 million for the year-ended December 31, 2005. The increases in both periods of 2006 were due to increased manufacturing costs and clinical trials costs for the company’s lead product candidate, TRU-015 for rheumatoid arthritis (RA), increased personnel-related expenses, and an increase in fees related to filings for the protection of the company’s intellectual property. Operating expenses for the fourth quarter and year-ended December 31, 2006 also included stock-based compensation of $1.2 million and $5.2 million, respectively.
Net loss for the fourth quarter of 2006 was $4.8 million, or $0.33 per diluted common share, compared to a net loss of $5.7 million, or $5.81 per diluted common share, for the fourth quarter of 2005. For the year-ended December 31, 2006, net loss was $3.9 million, or $0.83 per diluted common share, compared to a net loss of $18.9 million, or $23.3 per diluted common share, for the year-ended December 31, 2005.
Trubion had $105.8 million in cash, cash equivalents and investments as of December 31, 2006, compared to $9.8 million as of December 31, 2005.
“2006 was a year filled with accomplishments for Trubion,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion. “We continued to advance the development of our lead compound, identified an additional product candidate that we intend to move into the clinic later this year, announced our strategic collaboration with Wyeth and we completed a successful initial public offering and private placement of common stock that generated more than $60 million in net proceeds. Progress in 2007 continues with the completion of enrollment in our Phase IIb clinical trial for our lead compound, TRU-015 for RA, and a planned IND for a TRU-016 product candidate in the second half of the year.”
Recent Highlights
•	Priced its initial public offering and began trading on The Nasdaq Global Market under the trading symbol “TRBN” on October 18, 2006.

•	Initiated and completed enrollment in a Phase IIb clinical trial of TRU-015, the company’s lead Small Modular ImmunoPharmaceutical (SMIP™) drug candidate for the treatment of RA.

•	Investigators at Ohio State University presented clinical data at the December 2006 American Society of Hematology annual meeting on Trubion’s TRU-016 CD37-directed drug candidate. In their poster presentation, investigators concluded that the high level of CD37 expression in chronic lymphocytic leukemia (CLL) cells, and the potent ability of Trubion’s TRU-016 SMIP product candidate to provoke apoptosis of the leukemic cells, supported CD37 as a novel target for CLL therapy.

•	Announced clinical data, presented at the 2006 American College of Rheumatology Annual Meeting, demonstrating that the Company’s TRU-015 product candidate for the treatment of RA provided clinical benefit in patients with active RA despite methotrexate therapy.

•	Announced clinical data, presented at the 2006 European League Against Rheumatism annual congress, showing that TRU-015 for RA resulted in dose dependent B lymphocyte depletion in subjects with RA. B-cell depletion therapy has been demonstrated to be highly effective in RA and shows promise in several other autoantibody-associated diseases.
2007 Financial Guidance
Trubion anticipates 2007 revenues to be in the range of $20 million to $25 million, generated from fees, milestones and reimbursements earned through the company’s Wyeth collaboration.
Total operating expenses are expected to be approximately $55 million to $60 million for 2007. The planned increase in 2007 operating expenses is primarily attributable to clinical trial expenses associated with Trubion’s lead product candidate, TRU-015, manufacturing costs associated with its TRU-016 product candidate and increased personnel-related expense. Included in operating expenses is an estimated $2 million to $3 million attributable to non-cash stock-based compensation expense.
Operating cash requirements in 2007 are expected to be approximately $28 million to $32 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its fourth quarter and year-ended 2006 financial results and provide an update on business activities. The call will be held today at 2 p.m. Pacific Time; 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com/events.cfm, or by calling 1-877-502-9272 or 1-913-981-5581. A replay of the discussion will be available beginning later today from Trubion’s website or by calling 1-888-203-1112 or 1-719-457-0820, and entering 6147202. The telephone replay will be available until April 1, 2007.
About Trubion
Trubion is a biopharmaceutical company creating a pipeline of product candidates to treat autoimmune disease and cancer. The Company’s product candidates are novel proteins known as single-chain polypeptides and are designed using its SMIP(TM) custom drug assembly technology. In less than 24 months, the Company designed, developed and submitted to the FDA an Investigational New Drug application for its lead product candidate, TRU-015, which is currently being tested in a Phase IIb clinical trial for the treatment of rheumatoid arthritis. In December 2005, the Company entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of certain therapeutics, including TRU-015. In addition, Trubion’s TRU-016 program targets CD37, an antigen present on B cells, for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Subject to satisfactory completion of preclinical testing of TRU-016, the Company expects to file an IND for TRU-016 in the second half of 2007. Trubion currently retains all development and commercialization rights for the TRU-016 program. For additional information visit www.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the Company's expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and the expected future size of the market for protein therapeutics for the treatment of RA, and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s ability to successfully conduct clinical trials for TRU-015 and other SMIP™ product candidates, the uncertainty of the FDA approval process and other regulatory requirements, the therapeutic and commercial value of Trubion’s drug candidates, the company’s Wyeth collaboration, including its ability to receive milestone payments from Wyeth, and risks associated with defending and enforcing any patent claims or other intellectual property rights; and such other risks as identified in the company’s annual report on Form 10-K for the period ended December 31, 2006 and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
206-838-0500
— Financial Tables Follow —
TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenue	$6,355	$222	$36,530	$349

Operating expenses:
Research and development	9,858	4,288	33,309	15,212
General and administrative	2,372	1,648	9,473	4,146

Total operating expenses	12,230	5,936	42,782	19,358

Loss from operations	(5,875)	(5,714)	(6,252)	(19,009)
Interest income	1,105	100	2,494	478
Interest expense	(109)	(50)	(272)	(200)
Other income (expense)	79	(68)	101	(134)

Loss before cumulative effect of change in accounting principle	$(4,800)	$(5,732)	$(3,929)	$(18,865)
Cumulative effect of change in accounting principle	—	—	—	(62)

Net loss	$(4,800)	$(5,732)	$(3,929)	$(18,927)

Basic and diluted net loss per share	$(0.33)	$(5.81)	$(0.83)	$(23.30)

Shares used in computation of basic and diluted net loss per share	14,739	987	4,744	812

	December 31,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$56,414	$4,681
Investments	49,387	5,111
Total assets	121,394	54,009
Deferred revenue	31,778	39,778
Total stockholders’ equity (deficit)	72,654	(37,902)